Exhibit 99.1

September 25, 2024

Russ Hagey Joins Korn Ferry’s Board of Directors

LOS ANGELES—(BUSINESS WIRE)— Korn Ferry (NYSE: KFY) today announced that Russ Hagey, a long-tenured leader at Bain & Company, has been elected to the company’s board of directors.

Hagey brings to Korn Ferry’s board extensive talent management and consulting experience, having served at Bain & Company for more than four decades, most recently as a Senior Partner and the company’s Chief Leadership Officer and prior to that as its Worldwide Chief Talent Officer. Hagey also has public and private company board experience.

Throughout his career at Bain & Company, Hagey has consulted with diverse slates of clients in multiple industries, including large corporations, as well as venture and private equity-backed entities. His credentials include a strong focus on corporate strategy, growth initiatives, new product development, acquisitions and sales force operations.

“We are excited to have Russ join our board of directors,” said Gary D. Burnison, CEO, Korn Ferry. “His extensive talent management experience, consulting credentials and deep understanding of the organizational issues impacting global companies today will be a great fit for Korn Ferry.”

“We welcome Russ who brings vast client consulting expertise to our board of directors,” said Jerry Leamon, Non-Executive Chair of Korn Ferry’s Board of Directors. “His four-decade career across multiple industries, helping clients at different stages solve industry-defining challenges, will broaden the scope of our board’s capabilities.”

Hagey previously served as Chair of the Elizabeth Glaser Pediatric AIDS Foundation and sat on the board of directors of LA’s BEST, a nationally recognized after-school program. He earned his MBA from Stanford Graduate School of Business and is a graduate of UCLA, where he received a BA in Economics.

About Korn Ferry

Korn Ferry is a global organizational consulting firm. We work with our clients to design optimal organization structures, roles, and responsibilities. We help them hire the right people and advise them on how to reward and motivate their workforce while developing professionals as they navigate and advance their careers.

Forward-Looking Statements

Statements in this press release that relate to Korn Ferry’s goals, strategies, future plans and expectations, and other statements of future events or conditions, such as expectations regarding future board performance or benefits, are forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “expects,” “anticipates,”

“may,” “should,” “will,” or “likely,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on such statements. Such statements are based on current expectations; actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including changes in business strategy, that are beyond the control of Korn Ferry, including those risks and uncertainties included in Korn Ferry’s periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled “Risk Factors” and “Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024. Korn Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Dan Gugler

310-226-2645

dan.gugler@kornferry.com

Source: Korn Ferry